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Exhibit 12.1

FairPoint Communications, Inc. and Subsidiaries

Computation of Ratio of Earnings to Fixed Charges:

	Year Ended December 31,					Six Months Ended June 30,
	2000	2001	2002	2003	2004	2004	2005
	(Dollars in thousands, except ratios)
Income (loss) from continuing operations before taxes and minority interest	$(9,581)	$(24,989)	$(8,174)	$(8,484)	$(23,835)	$(9,197)	$(74,773)
Income from equity investments	(4,807)	(4,930)	(7,798)	(10,092)	(10,899)	(5,054)	(5,452)
Distributions from equity investments	3,155	5,013	9,018	10,775	15,017	8,799	4,791

Loss before fixed charges	(11,233)	(24,906)	(6,954)	(7,801)	(19,717)	(5,452)	(75,434)
Plus: fixed charges, less capitalized interest	60,589	77,443	70,539	91,247	105,368	52,106	27,075

Earnings (as defined)	$49,356	$52,537	$63,585	$83,446	$85,651	$46,654	$(48,359)

Fixed Charges:
Interest expense	$59,556	$76,314	$69,520	$90,224	$104,315	$51,538	$26,558
Rent expense (interest portion)	1,033	1,129	1,019	1,023	1,053	568	517
Capitalized interest	145	165	100	83	112	37	4

Total fixed charges	$60,734	$77,608	$70,639	$91,330	$105,480	$52,143	$27,079

Ratio of earnings to fixed charges	—	—	—	—	—	—	—

Computation of Ratio of Combined Fixed Charges and Preference Dividends to Earnings:

	Year Ended December 31,					Six Months Ended June 30,
	2000	2001	2002	2003	2004	2004	2005
	(Dollars in thousands, except ratios)
Income (loss) from continuing operations before taxes and minority interest	$(9,581)	$(24,989)	$(8,174)	$(8,484)	$(23,835)	$(9,197)	$(74,773)
Income from equity investments	(4,807)	(4,930)	(7,798)	(10,092)	(10,899)	(5,054)	(5,452)
Distributions from equity investments	3,155	5,013	9,018	10,775	15,017	8,799	4,791

Loss before fixed charges	(11,233)	(24,906)	(6,954)	(7,801)	(19,717)	(5,452)	(75,434)
Plus: fixed charges and preference dividends, less capitalized interest	60,589	77,443	82,457	100,139	105,368	52,106	27,075

Earnings (as defined)	$49,356	$52,537	$75,503	$92,338	$85,651	$46,654	$(48,359)

Fixed Charges:
Interest expense	$59,556	$76,314	$69,520	$90,224	$104,315	$51,538	$26,558
Preference security dividends	—	—	11,918	8,892	—	—	—
Rent expense (interest portion)	1,033	1,129	1,019	1,023	1,053	568	517
Capitalized interest	145	165	100	83	112	37	4

Total fixed charges and preference dividends	$60,734	$77,608	$82,557	$100,222	$105,480	$52,143	$27,079

Ratio of combined fixed charges and preference dividends to earnings	—	—	—	—	—	—	—

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  Exhibit 12.1
FairPoint Communications, Inc. and Subsidiaries